Exhibit 99.01

Valero Energy Partners LP Reports Second Quarter 2015 Results

•	Second quarter 2015 EBITDA of $42.7 million and distributable cash flow of $40.1 million

•	Cash distribution for second quarter 2015 increased to $0.2925 per unit

SAN ANTONIO, August 5, 2015 - Valero Energy Partners LP (NYSE: VLP, the Partnership), today reported second quarter 2015 net income attributable to partners of $33.7 million, or $0.54 per common limited partner unit. The Partnership generated earnings before interest, income taxes, depreciation, and amortization (EBITDA) of $42.7 million and distributable cash flow of $40.1 million. VLP’s coverage ratio for the second quarter of 2015 was 2.17x.

“We’re pleased with our growth trajectory,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “We’re advancing our plans for the next acquisition and remain on course to reach Valero’s target for $1 billion of drop downs in 2015.”

On July 24, 2015, the board of directors of VLP’s general partner declared a second quarter 2015 cash distribution of $0.2925 per unit. This distribution represents a 5.4 percent increase from the first quarter of 2015 and an increase of 31.5 percent from the second quarter of 2014.

Financial Results
Second quarter 2015 revenues were $60.2 million, an increase of $28.4 million versus second quarter 2014 revenues. Primary contributors to the increase were revenues generated from the newly acquired Houston and St. Charles terminals and higher throughput volumes in the Memphis logistics system.

Operating expenses in the second quarter of 2015 were $14.4 million, general and administrative expenses were $3.2 million, and depreciation expense was $7.7 million.

Liquidity and Financial Position
As of June 30, 2015, the Partnership had $152 million of total liquidity consisting of $52 million in cash and cash equivalents and $100 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the second quarter of 2015 were $1.1 million, including $0.9 million for maintenance and $0.2 million for expansion. For 2015, capital expenditures attributable to the Partnership are expected to total $11.6 million, of which $6.1 million is for maintenance.

Conference Call
The Partnership’s senior management will host a conference call at 3 p.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of seven of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Executive Director – Investor Relations, 210-345-3077
Karen Ngo, Manager – Investor Relations, 210-345-4574

Media:
Bill Day, Vice President – Communications, 210-345-2928

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Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the U.S. Securities and Exchange Commission, including the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q, available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under U.S. generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (k) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Statement of income data (a):
Operating revenues – related party (b)	$60,245	$31,843	$102,131	$61,332
Costs and expenses:
Operating expenses (c)	14,374	16,315	32,238	32,552
General and administrative expenses (d)	3,160	3,361	6,725	6,458
Depreciation expense (e)	7,715	6,132	15,203	12,048
Total costs and expenses	25,249	25,808	54,166	51,058
Operating income	34,996	6,035	47,965	10,274
Other income, net (f)	26	493	137	1,159
Interest and debt expense, net of capitalized interest (g)	(1,411)	(221)	(2,012)	(449)
Income before income taxes	33,611	6,307	46,090	10,984
Income tax expense (benefit) (h)	(51)	150	(177)	307
Net income	33,662	6,157	46,267	10,677
Less: Net loss attributable to Predecessor	—	(6,043)	(9,516)	(12,005)
Net income attributable to partners	33,662	12,200	55,783	22,682
Less: General partner’s interest in net income	1,357	244	2,209	454
Limited partners’ interest in net income	$32,305	$11,956	$53,574	$22,228

Net income per limited partner unit (basic and diluted):
Common units	$0.54	$0.21	$0.91	$0.39
Subordinated units	$0.54	$0.21	$0.90	$0.39

Weighted-average limited partner units outstanding (basic and diluted):
Common units – public	17,250	17,250	17,250	17,250
Common units – Valero	13,448	11,540	12,816	11,540
Subordinated units – Valero	28,790	28,790	28,790	28,790

See Notes to Earnings Release on Table Page 7.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$19,967	$16,006	$39,842	$31,240
Pipeline transportation throughput (BPD) (i)	953,123	870,341	966,399	840,512
Average pipeline transportation revenue per barrel (j)	$0.23	$0.20	$0.23	$0.21
Terminaling:
Terminaling revenues (b)	$40,143	$15,549	$62,019	$29,516
Terminaling throughput (BPD)	1,379,757	632,614	1,095,173	600,911
Average terminaling revenue per barrel (j)	$0.32	$0.27	$0.31	$0.27
Storage revenues	$135	$288	$270	$576
Total operating revenues – related party	$60,245	$31,843	$102,131	$61,332
Capital expenditures (a):
Maintenance	$863	$4,570	$4,223	$8,348
Expansion	211	15,155	1,829	33,853
Total capital expenditures	1,074	19,725	6,052	42,201
Less: Capital expenditures attributable to Predecessor	—	17,365	3,693	38,977
Capital expenditures attributable to Partnership	$1,074	$2,360	$2,359	$3,224
Other financial information:
Distribution declared per unit	$0.2925	$0.2225	$0.5700	$0.4350
EBITDA attributable to Partnership (k)	$42,737	$15,565	$70,547	$29,423
Distributable cash flow (k)	$40,051	$15,650	$67,503	$29,215
Distribution declared:
Limited partner units – public	$5,048	$3,839	$9,838	$7,506
Limited partner units – Valero	12,355	8,974	24,076	17,544
General partner units – Valero	1,053	261	1,808	511
Total distribution declared	$18,456	$13,074	$35,722	$25,561
Coverage ratio (k)	2.17x	1.20x	1.89x	1.14x

			June 30,	December 31,
			2015	2014
Balance sheet data (a):
Cash and cash equivalents			$52,042	$236,579
Total assets			709,955	891,764
Current portion of debt and capital lease obligations			26,284	1,200
Debt and capital lease obligations, less current portion			335,675	1,519
Total debt and capital lease obligations			361,959	2,719
Partners’ capital			340,227	880,910
Working capital			35,108	238,365

See Notes to Earnings Release on Table Page 7.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of net income to EBITDA and distributable cash flow (a)(k):
Net income	$33,662	$6,157	$46,267	$10,677
Plus:
Depreciation expense	7,715	6,132	15,203	12,048
Interest and debt expense, net of capitalized interest	1,411	221	2,012	449
Income tax expense (benefit)	(51)	150	(177)	307
EBITDA	42,737	12,660	63,305	23,481
Less: EBITDA attributable to Predecessor	—	(2,905)	(7,242)	(5,942)
EBITDA attributable to Partnership	42,737	15,565	70,547	29,423
Plus:
Adjustments related to minimum throughput commitments	24	475	4	507
Projects prefunded by Valero	—	853	589	1,628
Other	—	—	384	—
Less:
Cash interest paid	1,406	229	1,578	465
Income taxes paid	441	9	441	9
Maintenance capital expenditures	863	1,005	2,002	1,869
Distributable cash flow	$40,051	$15,650	$67,503	$29,215
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a)(k):
Net cash provided by operating activities	$42,954	$10,121	$55,461	$23,299
Plus:
Changes in current assets and current liabilities	(1,682)	2,191	6,073	(580)
Changes in deferred charges and credits and other operating activities, net	(41)	(19)	(459)	54
Interest and debt expense, net of capitalized interest	1,411	221	2,012	449
Current income tax expense	95	146	218	259
EBITDA	42,737	12,660	63,305	23,481
Less: EBITDA attributable to Predecessor	—	(2,905)	(7,242)	(5,942)
EBITDA attributable to Partnership	42,737	15,565	70,547	29,423
Plus:
Adjustments related to minimum throughput commitments	24	475	4	507
Projects prefunded by Valero	—	853	589	1,628
Other	—	—	384	—
Less:
Cash interest paid	1,406	229	1,578	465
Income taxes paid	441	9	441	9
Maintenance capital expenditures	863	1,005	2,002	1,869
Distributable cash flow	$40,051	$15,650	$67,503	$29,215

See Notes to Earnings Release on Table Page 7.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Comparison of ratio of net income attributable to partners divided by total distribution declared to coverage ratio (k):
Net income attributable to partners	$33,662	$12,200	$55,783	$22,682
Total distribution declared	$18,456	$13,074	$35,722	$25,561
Ratio of net income attributable to partners divided by total distribution declared	1.82x	0.93x	1.56x	0.89x
Coverage ratio: Distributable cash flow divided by total distribution declared	2.17x	1.20x	1.89x	1.14x

The following tables present our consolidated statements of income for the six months ended June 30, 2015 and the three and six months ended June 30, 2014, giving effect to the acquisition of the Houston and St. Charles Terminal Services Business for periods prior to March 1, 2015 and the acquisition of the Texas Crude Systems Business for periods prior to July 1, 2014. See Note (a) of Notes to Earnings Release for a discussion of the basis of this presentation.

	Six Months Ended June 30, 2015
	Valero Energy Partners LP	Houston and St. Charles Terminal Services Business (January 1, 2015 to February 28, 2015)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$102,131	$—	$102,131
Costs and expenses:
Operating expenses	25,043	7,195	32,238
General and administrative expenses	6,678	47	6,725
Depreciation expense	12,929	2,274	15,203
Total costs and expenses	44,650	9,516	54,166
Operating income (loss)	57,481	(9,516)	47,965
Other income, net	137	—	137
Interest and debt expense, net of capitalized interest	(2,012)	—	(2,012)
Income (loss) before income taxes	55,606	(9,516)	46,090
Income tax benefit	(177)	—	(177)
Net income (loss)	55,783	(9,516)	46,267
Less: Net loss attributable to Predecessor	—	(9,516)	(9,516)
Net income attributable to partners	$55,783	$—	$55,783

See Notes to Earnings Release on Table Page 7.

Table Page 4

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended June 30, 2014
	Valero Energy Partners LP (Previously Reported)	Texas Crude Systems Business (April 1, 2014 to June 30, 2014)	Houston and St. Charles Terminal Services Business (April 1, 2014 to June 30, 2014)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$23,660	$8,183	$—	$31,843
Costs and expenses:
Operating expenses	5,738	2,108	8,469	16,315
General and administrative expenses	2,848	447	66	3,361
Depreciation expense	3,024	844	2,264	6,132
Total costs and expenses	11,610	3,399	10,799	25,808
Operating income (loss)	12,050	4,784	(10,799)	6,035
Other income, net	491	2	—	493
Interest and debt expense, net of capitalized interest	(221)	—	—	(221)
Income (loss) before income taxes	12,320	4,786	(10,799)	6,307
Income tax expense	120	30	—	150
Net income (loss)	12,200	4,756	(10,799)	6,157
Less: Net income (loss) attributable to Predecessor	—	4,756	(10,799)	(6,043)
Net income attributable to partners	$12,200	$—	$—	$12,200

	Six Months Ended June 30, 2014
	Valero Energy Partners LP (Previously Reported)	Texas Crude Systems Business (January 1, 2014 to June 30, 2014)	Houston and St. Charles Terminal Services Business (January 1, 2014 to June 30, 2014)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$45,191	$16,141	$—	$61,332
Costs and expenses:
Operating expenses	11,464	4,010	17,078	32,552
General and administrative expenses	5,443	884	131	6,458
Depreciation expense	6,082	1,687	4,279	12,048
Total costs and expenses	22,989	6,581	21,488	51,058
Operating income (loss)	22,202	9,560	(21,488)	10,274
Other income, net	1,139	20	—	1,159
Interest and debt expense, net of capitalized interest	(449)	—	—	(449)
Income (loss) before income taxes	22,892	9,580	(21,488)	10,984
Income tax expense	210	97	—	307
Net income (loss)	22,682	9,483	(21,488)	10,677
Less: Net income (loss) attributable to Predecessor	—	9,483	(21,488)	(12,005)
Net income attributable to partners	$22,682	$—	$—	$22,682

See Notes to Earnings Release on Table Page 7.

Table Page 5

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

The following table presents our balance sheet data as of December 31, 2014, giving effect to the acquisition of the Houston and St. Charles Terminal Services Business. See Note (a) of Notes to Earnings Release for a discussion of the basis of this presentation.

	December 31, 2014
	Valero Energy Partners LP (Previously Reported)	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Cash and cash equivalents	$236,579	$—	$236,579
Total assets	596,073	295,691	891,764
Current portion of debt and capital lease obligations	1,200	—	1,200
Debt and capital lease obligations, less current portion	1,519	—	1,519
Total debt and capital lease obligations	2,719	—	2,719
Partners’ capital	585,219	295,691	880,910
Working capital	238,365	—	238,365

See Notes to Earnings Release on Table Page 7.

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(a)
References to the “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole for periods after December 16, 2013, the date the Partnership completed its initial public offering (IPO). For periods prior to the IPO and periods prior to the Acquisitions (defined below), those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

Effective March 1, 2015, we acquired the Houston and St. Charles Terminal Services Business from Valero (the Houston and St. Charles Terminal Acquisition) for total consideration of $671.2 million consisting of (i) cash of $571.2 million and (ii) the issuance of 1,908,100 common units representing limited partner interests in us and 38,941 general partner units representing general partner interests in us having an aggregate value, collectively, of $100.0 million. We funded the cash distribution to Valero with $211.2 million of our cash on hand, $200.0 million of borrowings under our revolving credit facility, and $160.0 million of proceeds from a subordinated credit agreement with Valero. We began receiving fees for services provided by this business commencing on March 1, 2015.

Effective July 1, 2014, we acquired the Texas Crude Systems Business from Valero (the Texas Crude Systems Acquisition) for total cash consideration of $154.0 million, and we began receiving fees for services provided by this business commencing on July 1, 2014.

The Texas Crude Systems Acquisition and the Houston and St. Charles Terminal Acquisition (collectively, the Acquisitions) were each accounted for as transfers of a business between entities under the common control of Valero. As entities under the common control of Valero, we recorded the Acquisitions on our balance sheet at Valero’s carrying value rather than fair value. Transfers between entities under common control are accounted for as though the transfer occurred as of the beginning of the period of transfer, and prior period financial statements and financial information are retrospectively adjusted to furnish comparative information. Accordingly, the statement of income data and operating highlights and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the Texas Crude Systems Business for periods presented prior to July 1, 2014 and the historical results of operations of the Houston and St. Charles Terminal Services Business for periods presented prior to March 1, 2015. In addition, the balance sheet data as of December 31, 2014 has been retrospectively adjusted to include the assets and liabilities of the Houston and St. Charles Terminal Services Business.

(b)
Operating revenues include amounts attributable to our Predecessor. Prior to being acquired by us, the Texas Crude Systems Business generated revenues by providing fee-based transportation and terminaling services to Valero, but the Houston and St. Charles Terminal Services Business did not charge Valero for services provided and did not generate revenues. Effective with the date of each of the Acquisitions, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in (i) changes to pipeline and terminaling throughput fees previously charged to Valero by the Texas Crude Systems Business and (ii) the recognition of terminaling revenues by the Houston and St. Charles Terminal Services Business.

(c)
The decrease in operating expenses for the three months ended June 30, 2015 compared to the three months ended June 30, 2014 was due primarily to lower maintenance expense of $2.3 million at the St. Charles and Houston terminals and the Memphis logistics system. The decrease in maintenance expense was partially offset by an increase in insurance expense of $765,000 as a result of the assets of the Acquisitions being covered under our own insurance policies. Prior to the Acquisitions, our Predecessor was allocated a portion of Valero’s insurance costs.

(d)
The decrease in general and administrative expenses for the three months ended June 30, 2015 compared to the three months ended June 30, 2014 was due primarily to transaction costs of $308,000 incurred during the three months ended June 30, 2014 related to the July 1, 2014 acquisition of the Texas Crude Systems Business.

Table Page 7

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

The increase in general and administrative expenses for the six months ended June 30, 2015 compared to the six months ended June 30, 2014 was due primarily to higher transaction costs of $238,000 during the six months ended June 30, 2015. In 2015, we incurred transaction costs of $546,000 in connection with the March 1, 2015 acquisition of the Houston and St. Charles Terminal Services Business. In 2014, we incurred $308,000 in connection with the July 1, 2014 acquisition of the Texas Crude Systems Business.

(e)
The increase in depreciation expense for the three and six months ended June 30, 2015 compared to the three and six months ended June 30, 2014 was due primarily to the effect of assets placed in service during 2014, including the expansion of the St. Charles terminal, the enhancement of pipeline and terminal monitoring systems at the Memphis products system, and the interconnection with TransCanada’s Cushing Marketlink pipeline at the Lucas crude system.

(f)
The decrease in “other income, net” for the three and six months ended June 30, 2015 compared to the three and six months ended June 30, 2014 was due primarily to a decrease in interest income (net of bank fees) of $229,000 and $418,000, respectively, attributable to a reduced cash balance during the three and six months ended June 30, 2015. In addition, right-of-way fees decreased $143,000 and $141,000, respectively, and scrap metal sales decreased $42,000 and $410,000, respectively.

(g)
The increase in “interest and debt expense, net of capitalized interest” for the three and six months ended June 30, 2015 compared to the three and six months ended June 30, 2014 was due primarily to interest expense incurred on borrowings of $200.0 million under our revolving credit facility and $160.0 million under a subordinated credit agreement with Valero in connection with the acquisition of the Houston and St. Charles Terminal Services Business. Interest expense on this indebtedness was $1.3 million and $1.7 million for the three and six months ended June 30, 2015, respectively.

(h)
Our income tax expense (benefit) is associated with the Texas margin tax. In June 2015, the Texas margin tax rate was reduced from 1 percent to 0.75 percent. The impact of this rate reduction resulted in a tax benefit for the three and six months ended June 30, 2015. In addition, during the six months ended June 30, 2015, we reduced our deferred income tax liabilities due to a reduction in the relative amount of revenue we generate in Texas compared to our total revenue. This reduction was a result of the acquisition of the Houston and St. Charles Terminal Services Business (which includes operations in Louisiana).

(i)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(j)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput can be derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to revenues presented in accordance with U.S. generally accepted accounting principles (GAAP).

(k)
We define EBITDA as net income before income tax expense, interest expense, and depreciation expense. We define distributable cash flow as EBITDA less cash payments during the period for interest, income taxes, and maintenance capital expenditures, plus adjustments related to minimum throughput commitments, capital projects prefunded by Valero, and certain other items. We define coverage ratio as the ratio of distributable cash flow to the total distribution declared.

EBITDA, distributable cash flow, and coverage ratio are supplemental financial measures that are not defined under GAAP. They may be used by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

Table Page 8

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from the IPO date and compared to cumulative distributions from the IPO date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared. We have also provided the ratio of net income attributable to partners, the most directly comparable GAAP measure to distributable cash flow, to the total distribution declared.

Table Page 9